Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Second Quarter Fiscal 2020 and Recent Developments

– Achieved Strong Second Quarter Revenue of $18.3 Million and Gross Margin of 18% –

– Fiscal 2020 Projected Revenue of $64 to $67 Million Reaffirmed –

– Launched Expanded Process Development Facility and Services –

TUSTIN, Calif., December 9, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the second quarter of fiscal 2020 ended October 31, 2019.

Highlights Since July 31, 2019

“During the second quarter of 2020, we strengthened multiple core areas of our business,” said Rick Hancock, interim president and chief executive officer of Avid. “Our business development effort continues to be wide reaching and robust.  Our reputation in the industry for quality and regulatory success continues to grow allowing us to engage with a broadening pool of potential new customers and expand our relationships with existing customers.

“Operationally, we continue to improve and enhance our equipment, facilities and systems. The opening of our new process development lab, the successful completion of our annual maintenance overhaul, and the planned installation of a new pharmaceutical grade water system in calendar 2020 all reflect the dedication we have to maintaining the highest standards possible.

“The revenues for this quarter were the highest since Avid transitioned to a pure-play CDMO in January 2018, and we achieved 18% gross margin, which represents a significant increase year-over-year as well as quarter-over-quarter.  Expenses remained in line with expectations and our backlog continues to be strong.  Also important, during the quarter we approached breakeven income from operations.

“Productivity and efficiency contributed significantly to Avid’s strong second quarter results, and we expect that our financial performance will continue to track positively with these factors. We believe that Avid has turned an important corner, creating a stronger platform from which to achieve sustainable profitability.”

Financial Highlights and Guidance

•	The company is confirming prior revenue guidance for the full fiscal year 2020 of $64 million - $67 million.

•	Revenue was $18.3 million for the second quarter of fiscal 2020, an increase of 80% as compared to $10.2 million for the second quarter of last fiscal year. For the six months ended October 31, 2019, revenues were $33.6 million, a 47% increase as compared to revenues of $22.8 million during the prior period. Increases during both current-year periods were primarily due to an increase in the number of in-process and completed manufacturing runs as a result of growing demand from a more diversified client base.

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•	As of October 31, 2019, revenue backlog was approximately $52 million, a decrease of 16% as compared to the first quarter of fiscal 2020. The company expects to recognize the majority of this backlog within the next 12 months.

•	Gross margin for the second quarter of fiscal 2020 of 18% was up significantly compared to a gross margin of 3% in the prior period. Gross margin for the six months ended October 31, 2019 was 13%, up significantly compared to 7% in the prior period. These increases were primarily attributed to the increased number of manufacturing runs, partially offset by costs associated with the hiring of personnel to accommodate growth in production demand, increases in other compensation expenses, and equipment repairs.

•	Selling, general and administrative expenses (“SG&A”) for the second quarter of fiscal 2020 were $3.5 million compared to $2.8 million for the second quarter of last year. The increase was primarily attributed to payroll and related costs, and stock-based compensation. For the first six months of fiscal 2020, SG&A expenses were $8.0 million compared to $6.0 million for the first six months of fiscal 2019. The increases in SG&A during the six-month period were primarily attributed to payroll and related costs, including one-time employee separation-related expenses, and increased stock-based compensation.

•	In September 2019, the company recognized a one-time loss of $0.4 million in connection with the termination of a non-manufacturing facility lease, which reduces our future lease and related payments by approximately $1.3 million over the next four years. Additionally, the lease termination released $0.3 million of restricted cash that was pledged as collateral under a letter of credit required by the terminated lease back to the company. The lease termination of this redundant warehouse space has no impact on our future expansion plans, as the company continues to have 42,000 square feet available within our Myford facility.

•	For the second quarter of fiscal 2020, the company recorded a consolidated net loss attributable to common stockholders of $1.9 million or $0.03 per share, compared to a consolidated net loss attributable to common stockholders of $2.9 million or $0.05 per share, for the prior year period. For the first six months of fiscal 2020, the company recorded a consolidated net loss attributable to common stockholders of $6.1 million or $0.11 per share, compared to a consolidated net loss attributable to common stockholders of $5.9 million or $0.11 per share, for the prior year period.

•	Avid reported $34.0 million in cash and cash equivalents as of October 31, 2019, compared to $32.4 million on April 30, 2019.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Launched expanded process development (PD) facility and services. This purpose-built state-of-the-art facility, which houses Avid’s expanded upstream and downstream process development capabilities, represents an important new opportunity for the company by allowing us to expand our existing relationships and attract new business by offering support to customers that seek to outsource their PD work.

•	Expanded scope of work with multiple existing customers to increase the number of manufacturing batches and/or scale of production.

•	Appointed Richard (Rich) Richieri as chief operations officer. Mr. Richieri will oversee Process Development, Clinical and Commercial Manufacturing, Technical Support and Facilities. In this role, Mr. Richieri will be focused on streamlining operations, building internal efficiencies and strategic planning for future growth. Mr. Richieri has over 25 years of biopharmaceutical industry experience spanning the areas of drug discovery, CGMP operations, contract manufacturing and process development. Mr. Richieri previously spent 15 years with Avid Bioservices and its former parent company, Peregrine Pharmaceuticals, including the role of senior vice president of manufacturing. During that time, he was instrumental in launching, building and growing Avid’s CDMO business and helping the company diversify its production capabilities.

•	Initiated final design stage for the construction of a new pharmaceutical grade water system in the Myford facility. Installation of this system will supply water to multiple manufacturing systems, a critical step in creating the manufacturing efficiencies required to increase output and strengthen margins. The company expects the system to be installed in calendar 2020.

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Conference Call

Avid will host a conference call and webcast this afternoon, December 9, 2019, at 4:30 PM ET (1:30 PM PT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/events.cfm.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve positive cash flow or EBITDA, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that clients for whom the company has completed process validation campaigns may not receive regulatory approval to market their products, the risk that the company may experience technical difficulties in completing client projects which could delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may experience delays in the installation of the pharmaceutical grade water system in the Myford facility, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the in-process upgrades to its process development capabilities and contemplated expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2019, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss

(Unaudited) (In thousands, except per share information)

,	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
Revenues	$18,313	$10,178	$33,567	$22,767
Cost of revenues	14,953	9,844	29,121	21,241
Gross profit	3,360	334	4,446	1,526

Operating expenses:
Selling, general and administrative	3,534	2,816	7,993	6,031
Loss on lease termination	355	–	355	–
Total operating expenses	3,889	2,816	8,348	6,031

Operating loss	(529)	(2,482)	(3,902)	(4,505)
Interest and other income, net	99	119	308	181
Loss from continuing operations before income taxes	(430)	(2,363)	(3,594)	(4,324)
Income tax benefit	–	173	–	173
Loss from continuing operations, net of tax	(430)	(2,190)	(3,594)	(4,151)
Income from discontinued operations, net of tax	–	739	–	739
Net loss	$(430)	$(1,451)	$(3,594)	$(3,412)

Comprehensive loss	$(430)	$(1,451)	$(3,594)	$(3,412)

Series E preferred stock accumulated dividends	(1,442)	(1,442)	(2,523)	(2,523)

Net loss attributable to common stockholders	$(1,872)	$(2,893)	$(6,117)	$(5,935)

Basic and diluted net (loss) income per common share attributable to common stockholders:
Continuing operations	$(0.03)	$(0.06)	$(0.11)	$(0.12)
Discontinued operations	–	0.01	–	0.01
Net loss per share attributable to common stockholders	$(0.03)	$(0.05)	$(0.11)	$(0.11)

Weighted average basic and diluted shares outstanding	56,253	56,009	56,210	55,889

- Continued -

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	October 31, 2019	April 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,960	$32,351
Accounts receivable	7,422	7,374
Contract assets	6,110	4,327
Inventory	7,809	6,557
Prepaid expenses and other current assets	926	709
Total current assets	56,227	51,318
Property and equipment, net	26,990	25,625
Operating lease right-of-use assets	21,381	–
Restricted cash	350	1,150
Other assets	302	302
Total assets	$105,250	$78,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,126	$4,352
Accrued payroll and related costs	3,360	3,540
Contract liabilities	22,199	14,651
Operating lease liabilities	1,241	–
Other current liabilities	746	619
Total current liabilities	33,672	23,162

Operating lease liabilities, less current portion	22,394	–
Deferred rent, less current portion	–	2,072
Other long-term liabilities	–	93

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at October 31, 2019 and April 30, 2019, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,338 and 56,136 shares issued and outstanding at October 31, 2019 and April 30, 2019, respectively	56	56
Additional paid-in capital	613,325	613,615
Accumulated deficit	(564,199)	(560,605)
Total stockholders’ equity	49,184	53,068
Total liabilities and stockholders’ equity	$105,250	$78,395

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